                                     EXHIBIT 20.3


                                MASTER LEASE AGREEMENT

        This lease dated May 1, 1994, between SPS Technologies, located at 2701
S. Harbor Boulevard, Santa Ana, California (hereinafter called "Lessor"), and Fireplace Manufacturers Incorporated, with principal offices located at 2701 S. Harbor Boulevard, Santa Ana, California (hereinafter called "Lessee").

        Whereas, Lessor is the owner of land and/or buildings located at 2701
S. Harbor Boulevard, Santa Ana, California; and

        Whereas, Lessee desires to lease industrial space upon Lessor's premises, more fully described herein, from Lessor for the purpose of manufacturing fireplaces.

        Whereas, Lessor is willing to lease to Lessee such premises on the terms and conditions set forth herein.

        Now, therefore, in consideration of the covenants and agreements herein contained, the parties do hereby agree as follows:

            1. Lessor leases to Lessee and Lessee takes from Lessor certain premises situated at 2701 S. Harbor Boulevard, Santa Ana, California, and more particularly described and identified as follows: 4,000 square feet of office space; 75,600 square feet of manufacturing space; and 5,700 square feet of storage space, for a total of approximately 85,300 square feet of space, as represented on Exhibit "A".

        2.A.   The terms of this lease shall commence on May 1, 1994, and continue for a 5 (five) year period unless sooner terminated in accordance with the terms hereof.

       B.      Option to extend - there is no option to extend this lease.

       C. Should the lessee or lessor wish to negotiate a new lease then that party must notify the other party of its intention between the dates of May 1, 1998 and November 1, 1998.

       3.A.    Effective May 1, 1994, Lessee agrees to pay Lessor a monthly rental amount of Twenty Two Thousand Seven Hundred and Sixty Eight Dollars ($22,768.00) in advance on the first day of each month.

       B. Notwithstanding the monthly rental amount specific in subsection A above, the monthly rental amount shall be adjusted upward on each anniversary of the beginning of the lease term by an amount equal to the percentage increase in the Consumer Price Index (CPI) for the State of California during the previous calendar year, but in no even less than two percent (2%) or more than five percent (5%). Such increases shall be


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computed based upon the monthly rental amount in effect on each anniversary date.

               C. For the first twenty four months of the lease term ONLY, the monthly rental amount determined in accordance with the provisions of subsections A and B above, shall be reduced by Four Thousand Seven Hundred Ninety One Dollars ($4791.00) to a monthly rental amount of Seventeen Thousand Nine Hundred Seventy Seven Dollars ($17,977.00).

               D. All rent shall be payable to Lessor at: SPS Technologies, Inc. Jenkintown Plaza, 101 Greenwood Avenue, Suite 470, Jenkintown, PA 19046,
Attention: John McGrath, or at such other place as Lessor may from time to time designate in writing.

               E. Although the lease area (85,300 square feet) is considered to be approximately accurate, both the lessor and lessee reserve the right to have the rental amount adjusted using the agreed rate of $.2669 per square foot per month on the area occupied which will be measured after the Lessee has completed the move of its office and equipment.

               4.A. Lessee agrees to defend, indemnify and hold harmless Lessor, its officers, agents and employees, from and against all claims, damages, losses and expenses, including attorneys' fees, for personal injury to or death of any person or


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loss or damage to property of any person arising as a result of the condition of the leased premises, and from and against all claims, damages, losses and expenses, including attorneys' fees, for personal injury to or death of any person, including employees of Lessor, or loss of or damage to property of Lessor or any person, including employees of Lessor, arising as a result of Lessee's use and occupancy of the leased premises or its use and occupancy of other land or building owned by Lessor, howsoever occurring. This paragraph and the obligations contained therein shall not apply to any negligence of Lessor, whether active or passive.

       B. Lessee agrees to defend, indemnify and hold harmless Lessor, its officers, agents and employees, from and against all claims, damages, losses, liabilities and expenses, including attorneys' fees, arising out of or in connection with the storage, handling, disposal or discharge of oil, chemicals and/or hazardous wastes or substances. This paragraph and the obligations contained therein shall not apply to any negligence of Lessor, whether active or passive.

       5.A.    Lessee intends to use the leased premises for the purpose of manufacturing fireplaces. Lessor hereby authorizes the use of the leased premises for such purpose. Lessee agrees that it will not use, or permit the leased premises to be used, for purposes other than those authorized herein.

       B. Lessee agrees that it will so supervise its personnel that their activities will be limited to the leased premises, and they will not be permitted to enter upon other


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areas of or buildings owned by Lessor.

        C. Lessee agrees that it will conform to and obey all present and future laws and ordinances, and all rules, regulations, requirements and orders of all governmental authorities or agencies, respecting the use and occupancy of the leased premises.

       D. Lessee agrees that it will comply with all requirements of Lessor's insurance carriers regarding employee safety, building, or equipment exposure. All expenses related to such compliance shall be at Lessees' sole cost.

       6. Lessor reserves the right, for itself and its employees, agents or contractors, and Lessee agrees to permit Lessor, its employees, agents or contractors, to enter any and all portions of the leased premises at any and all reasonable times, after reasonable notice, for the purpose of performing inspection, maintenance, repairs, or showing for sale or for lease.

       7.A.    Lessor shall pay general real property taxes, and all other taxes and assessments imposed on or against the land and the building.

       B. Lessee shall pay for the cost of electricity, gas, water, telephone and other utilities and services supplied to the leased premises together with any taxes thereon and personal


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property taxes due as a result of the personal property valuation of the assets of the Lessee. If any such services are not separately metered to Lessee, Lessee shall pay a reasonable proportion, to be determined by Lessor, of all charges jointly metered with other premises. The amounts billed by Lessor to Lessee for utilities shall be considered as additional rent hereunder by Lessor with an accounting provided by Lessor to Lessee. Lessee shall have option to audit all records relating to.

       C. Lessor shall contract for and obtain security guard service or the building Lessee shall reimburse Lessor for the cost billed by the security guard service to Lessor for the North Gate. The amounts billed by Lessor to Lessee for security guard service shall be considered as additional rent hereunder. Any amount billed to Lessee hereunder shall be approved by Lessee in advance of contract.

       8. Lessee agrees that it will make no alterations to or improvements in or to the leased premises, including the utility systems therein, without the prior written consent of the Lessor. It is further agreed that any alterations or improvements which are approved by Lessor and which are made by Lessee shall be at Lessee's expense and, at the end of the term hereby granted, Lessor, if it so desires, shall have the right to purchase the alterations or improvements, provided the parties can agree on a price. In the event the parties cannot agree on a price, or Lessor shall not desire to purchase the alterations or


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

improvements, Lessee shall restore the leased premises to the condition as originally leased. Should Lessee fail to remove such alterations or improvements, title to such alterations or improvements shall pass to Lessor, who may remove or repair such alterations or improvements at Lessee's expense. Lessor's removal and/or Lessee's failure to remove such alterations or improvements shall not release Lessee from its obligation to restore the leased premises to the condition as originally leased.

            9.A. Lessor shall and will, during the term of this lease, keep in effect fire insurance coverage on the premises; however, Lessee agrees that all of its property, equipment and supplies located on the premises shall be insured by Lessee at its own expense.

              B. Lessee shall, at all times during the term of the lease, keep in effect with reputable carriers, Workmen's Compensation and Comprehensive General and Liability Insurance in the following minimum limits:


Workmen's Compensation                  Statutory

Employer's Liability                     $500,000

Comprehensive General Liability         Bodily Injury & Property
including Contractual Liability         Damage $2,000,000 combined
                                        single limit

Comprehensive Automobile Liability      Bodily Injury &


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                                        Property Damage $2,000,000 combined
                                        single limit

                      C. The insurance policy(ies) providing the required coverage shall contain endorsements providing for Contractual Liability Insurance specifically insuring the obligations contained in Article 4 of this lease agreement.

                      D. Lessee will furnish Lessor with certificates of insurance evidencing the above-specified coverage. Such certificates shall provide for thirty (30) days notice to Lessor in the event of cancellation or other termination of such insurance.

                      E. In the event Lessee obtains Lessor's approval to have work performed on the leased premises by others, Lessee shall assure that its contractors will comply with the provisions of this lease including, but without limitation, provisions relative to safety, security, insurance and use.

                      F. Anything in this lease to the contrary notwithstanding, Lessor and Lessee each waive any rights of recovery against the other or against employees of the other who may be responsible for a loss to property covered or intended to be covered under a fire insurance policy or policies, including the perils of the extended coverage endorsement, vandalism and malicious mischief.


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

            10. Lessee shall, at the expiration or termination of this lease, vacate the premises in as good a condition as they were at the time of entry thereon by Lessee, except for reasonable wear and tear.

            11. Lessee agrees to comply with all reasonable safety, security and parking rules and regulations that have been or may be promulgated by Lessor.

            12. Lessee shall not cause or permit any liens or encumbrances to be placed upon the leased premises.

            13. Lessee shall not assign this lease or any interest thereunder or sublet the premises or any part thereof without the prior written consent of Lessor.

            14. The covenants and agreements contained in this lease shall apply and inure to the benefit of and be binding upon the parties hereto and upon their successors in interest, legal representatives and assigns, except as otherwise hereinbefore provided in the immediately preceding paragraph.

            15. All notice to be given hereunder shall be sent by certified mail, return receipt requested, properly addressed and with postage prepaid. If sent to Lessor, said notice shall be to:


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


                                        SPS Technologies, Inc.
                                        Jenkintown Plaza
                                        101 Greenwood Avenue
                                        Suite 470
                                        Jenkintown, PA 19046
                                        Attention:  John P. McGrath
                                                     Vice President,
                                                     Corporate Services

                                   If sent to Lessee, said notice shall be
sent to:

                                        Fireplace Manufacturers Incorporated
                                        2701 S. Harbor Blvd.
                                        Santa Ana, California  92702-1259


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

            16. This lease contains all representations and agreements of and between the parties hereto and supersedes any prior leases, agreements, negotiations or representations by or between the parties. It shall not be modified or amended except by a written instrument duly executed by all parties.

       Addendum 1 is incorporated herein by reference.
       With Modifications to 5A and B

       Witness the due execution hereof the day and year first above written.


                                             SPS Technologies, Inc.


Executed at   Jenkintown, PA                 By: /s/ John P. McGrath
            ----------------------------        --------------------------------
                                                  John P. McGrath
Date        5/13/94                               Vice President,
    ------------------------------------          Corporate Services
                                                  "Lessor"


                                             Fireplace Manufacturers Inc.


Executed at    Santa Ana, CA                 By: /s/ John D. Hornsby
            ----------------------------        --------------------------------

Date           5/26/94                       Title: COO     FMI
     -----------------------------------            ----------------------------
                                                   "Lessee"


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                                  ADDENDUM TO LEASE

                                   Dated   5/13/94
                                       ----------

       Between SPS Technologies, Inc. and Fireplace Manufacturers, Inc.


1. Lessee's use of the leased premises shall be further restricted in that Lessee's storage of any and all products, materials, tools, equipment and other items shall comply with the maximum height restrictions hereinafter set forth:


                                 Maximum Height Restrictions
                                 ---------------------------

                              Palletized Storage        Rack Storage
                              ------------------        ------------
Metal                                15'                    12'

Flood & Cardboard                     6'                     6'

Plastics                              8'                     8'

Chemicals                     Each situation must be reviewed by Lessor's
                              insurer, Industrial Risk Insurers


2. Lessor is to provide fencing around the perimeter of the leased space at Lessee's cost and expense.

3. Without limiting the provisions of paragraph 8, Lessee hereby agrees that it will dismantle and remove the four (4) story test tower facility prior to vacating the premises at the expiration of the term of this lease. Lessee further agrees to repair and/or replace the roof area of the building over the test tower facility to its original condition prior to placement of


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the test tower facility, or better.  The reconstructed roof area shall match the existing quality of the crane bay roof.

7. Lessor shall continue to hold the $16,835 security deposit formerly paid by Less.

5.   Relocation Breach -

       A. It is expressly understood that the Lessee (i) will relocate their existing offices area to the office area previously occupied by Lessor (approximately 4,000 feet); (ii) will relocate the brick manufacturing operation to the maintenance area previously occupied by the lessor; and,
(iii) will realign the manufacturing area through the HIGH BAY AREA of the plant in accordance with the following timetable:

(a) complete the relocation of offices "within thirty days (30) after the office complete and ready to be executed by Lessee" 5/26/94

(b) complete the relocation of the brick manufacturing facility "within thirty days after Lessee has completely removed equipment, structures and property from the maintenance." 5/26/94

(c) complete the realignment of fireplace manufacturing into the HIGH BAY AREA within 120-180 days after the Lessor has constructed the new dock area for the Lessee.

       B. Should the lessee fail to meet the above schedule or not making sufficient progress to meet the above schedule, Lessor may notify Lessee in
writing that a breech  of  this  provision  has occurred.   Upon receipt of this
notice Lessee shall cure such breach within 14 days and notify Lessor in writing of such cure. Should the Lessee fail to cure the breech, the Lessor may terminate the Master Lease Agreement in its entirety upon 30 days written notice.

6.   Relocation Option -

     Lessor may at Lessor's sole expense require Lessee to relocate its office/manufacturing area in whole or in part in order to permit the vacant space in the building to be leased.


                                             SPS Technologies, Inc.


Executed at Jenkintown, PA                   By: /s/ John P. McGrath
                                                ---------------------------
Date:  5/15/94                                    John P. McGrath
                                                  Vice President
                                                  Corporate Services
                                                  "Lessor"


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

                                             Fireplace Manufacturers Inc.


Executed at    SANTA ANA, CA.                BY: /s/ John D. Hornsby
            ---------------------------         ---------------------------

Date           5/4/94                             Title: COO
     -----------------------------------                 -----------------------
                                                        "Lessee"


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